Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

June 18, 2013

First Solar, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First Solar, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-189236) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement, dated June 12, 2013 (the “Prospectus Supplement”) of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 9,747,000 shares of common stock (the “Shares”), par value $0.001 per share of the Company, in accordance with the Underwriting Agreement, dated June 12, 2013 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters (the “Underwriters”), and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) resolutions adopted by the Board of Directors of the Company on June 4, 2013, and by the Pricing Committee of the Board of Directors of the Company on June 12, 2013; and (d) the Registration Statement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 18, 2013, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

First Solar, Inc.

350 West Washington Street

Suite 600

Tempe, Arizona 85281

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